Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

First Eagle Private Credit Fund

(Name of Issuer)

First Eagle Private Credit Fund

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$14,914,988	(a)	0.00015310	$2,283.48	(b)
Fees Previously Paid
Total Transaction Valuation	$14,914,988			$2,283.48
Total Fees Due for Filing				$2,283.48
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due				$2,283.48

(a)

The transaction valuation is calculated as the estimated aggregate maximum purchase price for common shares of beneficial interest, par value $0.01 (the “Shares”), of First Eagle Private Credit Fund (the “Fund”). This amount is based upon the offer to purchase up to 622,236 Shares of the Fund.

(b)

Calculated at $153.10 per $1,000,000 of the transaction valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.